Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

November 23, 2010

RAYMOND JAMES FINANCIAL BOARD
INCREASES QUARTERLY DIVIDEND

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today increased the quarterly dividend on its common shares from $.11 per share to $.13 per share, payable Jan. 19, 2011, to shareholders of record Jan. 3.

“This is the 25th consecutive year in which Raymond James has paid its shareholders a dividend,” stated CEO Paul Reilly. “We were proud to maintain this record during the financial crisis.

“With confidence in our improved market position, our view of the market recovery and our continued strong performance, we are pleased to return to our long history of raising dividends consonant with our earnings growth.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $254 billion, of which approximately $31 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K, which is available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.